                                                                      Exhibit 99


CINTECH SOLUTIONS, INC.

Condensed Financial Statements for the
Three and Nine-Months Ended March 31,
2001 and 2000 and Independent
Accountants' Report

Deloitte & Touche LLP
250 East Fifth Street
P. O. Box 5340
Cincinnati, Ohio 45201-5340

Tel:(513) 784-7100
www.us.deloitte.com


                                                                [DELOITTE
                                                                 & TOUCHE LOGO]


INDEPENDENT ACCOUNTANTS' REPORT

To the Directors of
  Cintech Solutions, Inc.

We have reviewed the accompanying condensed balance sheets of Cintech Solutions, Inc. (the "Company") as of March 31, 2001 and 2000 and the related condensed statements of operations, stockholders' equity and cash flows for the three months and nine months then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytic procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheet of the Company as of June 30, 2000, and the related statements of income, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated August 25, 2000, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of June 30, 2000 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ Deloitte & Touche LLP

May 3, 2001




---------------
Deloitte
Touche
Tohmatsu
---------------


CINTECH SOLUTIONS, INC.

CONDENSED BALANCE SHEETS
MARCH 31, 2001, JUNE 30, 2000 AND MARCH 31, 2000
-------------------------------------------------------------------------------------------------

                                                       MARCH 31,                      MARCH 31,
ASSETS                                                   2001         JUNE 30,          2000
                                                      (UNAUDITED)       2000         (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents (Note 1)                   $ 177,922     $ 2,521,039     $ 3,361,090
  Marketable securities (Note 2)                       6,860,093       5,828,194       5,205,258
  Accounts receivable, trade - (Net of
    allowance of $68,160, $24,509 and
    $25,244 at March 31, 2001, June 30, 2000
    and March 31, 2000, respectively) (Note 1)           317,433         869,435         578,000
  Inventory (Note 1)                                      15,763          45,969          25,894

  Prepaid expenses                                       100,990          31,131          28,607

  Refundable income taxes (Note 6)                        15,506                          11,995
  Deferred income taxes (Note 6)                         542,271         584,067         379,637
                                                      ----------     -----------     -----------
           Total current assets                        8,029,978       9,879,835       9,590,481
                                                      ----------     -----------     -----------


FIXED ASSETS (Note 1):
  Equipment                                            1,263,403       1,178,783       1,017,853
  Furniture and fixtures                                 297,855         288,773         221,211
                                                      ----------     -----------     -----------
           Total                                       1,561,258       1,467,556       1,239,064
  Less accumulated depreciation                       (1,193,612)       (974,166)       (908,502)
                                                      ----------     -----------     -----------
           Total fixed assets - net                      367,646         493,390         330,562
                                                      ----------     -----------     -----------

SOFTWARE DEVELOPMENT
   COSTS - Net (Note 1)                                1,746,646       1,250,148         998,670
DEFERRED INCOME TAXES (Note 6)                           157,093
                                                      ----------     -----------     -----------
           Total other assets - net                    1,903,739       1,250,148         998,670
                                                      ----------     -----------     -----------


TOTAL                                               $ 10,301,363    $ 11,623,373     $10,919,713
                                                    ============    ============     ===========





CINTECH SOLUTIONS, INC.

CONDENSED BALANCE SHEETS
MARCH 31, 2001, JUNE 30, 2000 AND MARCH 31, 2000
------------------------------------------------------------------------------------------

                                                MARCH 31,                       MARCH 31,
   LIABILITIES AND                               2001          JUNE 30,          2000
   STOCKHOLDERS' EQUITY                       (UNAUDITED)        2000         (UNAUDITED)
   CURRENT LIABILITIES:
     Accounts payable                            $ 61,939       $ 347,664       $ 355,954
     Accrued liabilities:
       Accrued wages and compensation             355,479         660,074         562,703
       Accrued income taxes                                        75,678
       Warranty reserve                            92,730         126,323         135,677
       Other                                      137,384         171,558         129,671
     Deferred maintenance revenue (Note 1)        710,330         832,528         995,717
                                                ---------       ---------       ---------
              Total current liabilities         1,357,862       2,213,825       2,179,722
                                                ---------       ---------       ---------



   DEFERRED INCOME TAXES (Note 6)                                  83,822          94,361
                                                ---------       ---------       ---------


   STOCKHOLDERS' EQUITY (Notes 1, 4, 5):
     Common stock                               9,008,289       9,005,433       9,005,121
     Contributed capital                          675,757         675,757         675,757

     Treasury stock                                (2,290)         (2,290)         (2,290)
     Accumulated deficit                         (738,255)       (353,174)     (1,032,958)
                                                ---------       ---------       ---------
               Total stockholders' equity       8,943,501       9,325,726       8,645,630
                                                ---------       ---------       ---------




                                                ---------       ---------       ---------




    TOTAL                                    $ 10,301,363    $ 11,623,373    $ 10,919,713
                                             =============   =============   ============


See notes to condensed financial statements and independent accountants' report.


CINTECH SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE-MONTHS AND NINE-MONTHS ENDED MARCH 31, 2001 AND 2000
----------------------------------------------------------------------------------------------------------------------------

                                                             FOR THE THREE-MONTHS ENDED        FOR THE NINE-MONTHS ENDED
                                                                      MARCH 31,                         MARCH 31,
                                                           ------------------------------      -----------------------------
                                                                2001              2000             2001              2000
NET SALES (Note 1):
   Product sales                                            $   760,588       $ 2,090,906      $ 4,888,659       $ 7,634,932
   Services and other sales                                     492,031           731,721        1,638,701         2,041,346
                                                            -----------       -----------      -----------       -----------
      Total net sales                                         1,252,619         2,822,627        6,527,360         9,676,278
                                                            -----------       -----------      -----------       -----------

COST OF PRODUCTS SOLD AND
SERVICES PROVIDED (Note 1):
   Cost of products sold                                        398,354           485,493        1,571,983         1,943,723
   Cost of services and other sales                             122,572           197,567          355,466           669,927
                                                            -----------       -----------      -----------       -----------
     Total cost of products sold and services provided          520,926           683,060        1,927,449         2,613,650
                                                            -----------       -----------      -----------       -----------

GROSS PROFIT                                                    731,693         2,139,567        4,599,911         7,062,628

RESEARCH AND DEVELOPMENT                                        232,801           190,191          744,687           466,830

SELLING, GENERAL AND
  ADMINISTRATIVE (Notes 1, 3)                                 1,551,344         1,421,343        4,884,873         4,201,208
                                                            -----------       -----------      -----------       -----------

INCOME (LOSS) FROM OPERATIONS                                (1,052,452)          528,033       (1,029,649)        2,394,590

OTHER INCOME                                                    122,532           102,604          355,843           228,643
                                                            -----------       -----------      -----------       -----------

INCOME (LOSS) BEFORE INCOME TAX
PROVISION                                                      (929,920)          630,637         (673,806)        2,623,233

INCOME TAX PROVISION (BENEFIT) (Note 6)                        (368,612)          126,125         (288,725)          590,873
                                                            -----------       -----------      -----------       -----------

NET INCOME (LOSS)                                           $  (561,308)      $   504,512      $  (385,081)      $ 2,032,360
                                                            ===========       ===========      ===========       ===========

BASIC EARNINGS (LOSS)
  PER COMMON SHARE (Note 4)                                 $     (0.05)      $      0.04      $     (0.03)      $      0.17
                                                            ===========       ===========      ===========       ===========

DILUTED EARNINGS  (LOSS)
  PER COMMON SHARE (Note 4)                                 $     (0.05)      $      0.04      $     (0.03)      $      0.16
                                                            ===========       ===========      ===========       ===========

See notes to condensed financial statements and independent accountants' report.


CINTECH SOLUTIONS, INC.

CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
FOR THE NINE-MONTHS ENDED MARCH 31, 2001 AND 2000

---------------------------------------------------------------------------------------------------------------------------------

                                               COMMON                                                                   TOTAL
                                                STOCK          CONTRIBUTED       TREASURY          ACCUMULATED      STOCKHOLDERS'
                                            NO PAR VALUE         CAPITAL           STOCK             DEFICIT           EQUITY

BALANCE AT JUNE 30, 1999                     $ 8,993,777       $   675,757       $    (2,290)      $(3,065,318)      $ 6,601,926

STOCK OPTIONS EXERCISED (19,704 shares)           11,344                                                                  11,344

NET INCOME                                                                                           2,032,360         2,032,360
                                             -----------       -----------       -----------       -----------       -----------

BALANCE AT MARCH 31, 2000                    $ 9,005,121       $   675,757       $    (2,290)      $(1,032,958)      $ 8,645,630
                                             ===========       ===========       ===========       ===========       ===========


BALANCE AT JUNE 30, 2000                     $ 9,005,433       $   675,757       $    (2,290)      $  (353,174)      $ 9,325,726

STOCK OPTIONS EXERCISED (4,399 shares)             2,856                                                                   2,856

NET LOSS                                                                                              (385,081)         (385,081)
                                             -----------       -----------       -----------       -----------       -----------


BALANCE AT MARCH 31, 2001                    $ 9,008,289       $   675,757       $    (2,290)      $  (738,255)      $ 8,943,501
                                             ===========       ===========       ===========       ===========       ===========


See notes to condensed financial statements and independent accountants' report.

CINTECH SOLUTIONS, INC.
CONDENSED STATEMENTS OF CASH FLOWS  (UNAUDITED)
FOR THE NINE-MONTHS ENDED MARCH 31, 2001 AND 2000

---------------------------------------------------------------------------------------------------------------------------
                                                                               2001               2000
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                        $  (385,081)         $ 2,032,360
                                                                           -----------          -----------
  Adjustments to reconcile net income (loss) to net cash (used in)
    provided by operating activities:
    Depreciation                                                               219,446              121,514
    Amortization of software development costs                                 322,878               89,202
    Deferred income taxes                                                     (199,119)             288,680
    Provision for doubtful accounts                                             43,651              (25,357)
    Changes in assets and liabilities:
      Decrease in accounts receivable                                          508,351              469,510
      Decrease (increase) in inventory                                          30,206                 (113)
      Increase in other assets                                                 (69,859)             (10,430)
      (Decrease) increase in accounts payable                                 (285,725)              85,520
      Decrease in accrued expenses                                            (463,546)            (287,692)
      (Decrease) increase in deferred maintenance revenue                     (122,198)             267,039
                                                                           -----------          -----------
           Total adjustments                                                   (15,915)             997,873
                                                                           -----------          -----------
           Net cash (used in) provided by operating activities                (400,996)           3,030,233
                                                                           -----------          -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable securities                                         (1,031,899)            (340,411)
  Purchase of fixed assets                                                     (93,702)            (330,441)
  Expenditures for software development costs                                 (819,376)            (509,716)
                                                                           -----------          -----------
           Net cash used in investing activities                            (1,944,977)          (1,180,568)
                                                                           -----------          -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of stock options                                        2,856               11,344
                                                                           -----------          -----------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                               (2,343,117)           1,861,009

CASH AND CASH EQUIVALENTS:
  Beginning of period                                                        2,521,039            1,500,081
                                                                           -----------          -----------

  End of period                                                            $   177,922          $ 3,361,090
                                                                           ===========          ===========

SUPPLEMENTAL CASH FLOW INFORMATION-Taxes paid                              $    16,512          $   372,528
                                                                           ===========          ===========


See notes to condensed financial statements and independent accountants' report.

CINTECH SOLUTIONS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2000 AND AS OF MARCH 31, 2001 AND 2000 AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS THEN ENDED (INFORMATION RELATED TO THE THREE AND NINE-MONTHS ENDED MARCH 31, 2001 AND 2000 IS UNAUDITED)

--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF BUSINESS - Cintech Solutions, Inc. (the "Company") develops and markets Internet technology solutions exclusively for small to mid-size entities within the Fortune 1000 and small businesses to manage and analyze interactions with their customers, partners, and associates for improved relationships and informed decisions. In concert with the Internet technology solutions, the Company also provides services, such as installation, training, project management, consulting and maintenance support.

      BASIS OF PRESENTATION - The condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X and are expressed in United States dollars. The differences in accounting principles generally accepted in the United States of America and Canada are described in Note 7. The information disclosed in the notes to the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2000 has not changed materially unless otherwise disclosed herein. Financial information as of June 30, 2000 included in these financial statements has been derived from the audited financial statements included in that report. In management's opinion all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the interim periods have been made.

      Results of operations are not necessarily indicative of the results that may be expected for future interim periods or for the full year.

      USE OF ESTIMATES - The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      REVENUE - Generally, the Company records product and service revenue when the product is shipped and the service is provided. Also, the Company records an estimate of potential future returns of product sold at the time of sale.

      DEFERRED MAINTENANCE REVENUE - The Company sells product maintenance agreements which provide for no-cost upgrade of software. These agreements normally cover periods ranging from 1-5 years with revenue being recognized on a straight-line basis over the maintenance period.

      WARRANTY RESERVE - At the time of sale, the Company accrues for warranty costs relating to software replacement or on site support to be provided during the first twelve months following the sale. Costs associated with supporting product under warranty are charged to the reserve instead of current period cost. The reserve is adjusted periodically based upon actual experience.

      DEPRECIATION - Fixed assets are carried at cost. Depreciation is computed using an accelerated method over the following useful lives:

         Equipment                                         3-5 years
         Furniture, fixtures and leasehold improvements    2-7 years


      INVENTORY - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. Inventories consist of:


                                           MARCH 31,         JUNE 30,         MARCH 31,
                                             2001              2000             2000

Literature and other documentation         $  8,898          $ 40,318          $ 18,174
Computer hardware                            11,334             9,068            25,901
Allowance for obsolete inventory             (4,469)           (3,417)          (18,181)
                                           --------          --------          --------

Total inventory                            $ 15,763          $ 45,969          $ 25,894
                                           ========          ========          ========


      SIGNIFICANT CUSTOMERS - Most of the Company's sales are to distributors in the voice-centric call center solutions market. The Company had sales to major distributors, as follows:


                          SALES FOR THE THREE-MONTHS ENDED MAR 31,   SALES FOR THE NINE-MONTHS ENDED MAR 31,
                              2001                 2000                  2001                 2000
                          -------------------- --------------------  -------------------  --------------------
                             Amount      %        Amount      %         Amount      %        Amount      %

Distributor A               $ 615,507    49 %  $ 1,814,469     64 %    $4,350,997    67 %   $6,547,151    68 %
Distributor B                 156,330    13 %      243,926      9 %       547,399     8 %    1,084,258    11 %
                            ---------    ----  -----------    -----    ----------   -----   ----------   -----

Total                       $ 771,837    62 %  $ 2,058,395     73 %    $4,898,396    75 %   $7,631,409    79 %
                            =========    ====  ===========    ====     ==========   =====   ==========   ====



      The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company's total accounts receivable, as follows:

                                                 PERCENT OF
                                                   GROSS
                                                  ACCOUNTS
                                   DISTRIBUTORS  RECEIVABLE

March 31, 2001                               2         60 %
June 30, 2000                                1         74 %
March 31, 2000                               1         70 %


      INTERNATIONAL SALES - The Company had international sales as follows:

                       SALES FOR THE THREE-MONTHS                       SALES FOR THE NINE-MONTHS
                              ENDED March 31,                                 ENDED March 31,
              ----------------------------------------------  -------------------------------------------------
                   2001                    2000                    2001                     2000
              ----------------------  ----------------------  -----------------------  ------------------------
                  AMOUNT       %          AMOUNT       %          AMOUNT        %          AMOUNT         %

Canada               $34,905    3 %          $23,940    1 %          $125,981    2 %          $114,213     1 %

      SOFTWARE DEVELOPMENT COSTS - Costs incurred internally for creation of the computer software product are charged to research and development expense when incurred until technological feasibility has been established for the product. Thereafter, until general release, all software production costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. The capitalized costs are amortized on a straight-line basis over the estimated economic life of the product.

      Costs capitalized were $398,968 and $218,301 and related amortization was $213,000 and $(17,047) for the three-months ended March 31, 2001 and 2000, respectively. Costs capitalized were $819,376 and $509,716 and related amortization was $322,878 and $89,202 for the nine-months ended March 31, 2001 and 2000, respectively. The Company periodically evaluates the capitalized cost relative to potential sales and accelerates the write-off when appropriate.

      LICENSING FEE - The Company has agreements with distributors which require the payment of a license fee on certain software sales made by the distributors. This license fee is for the distribution of the Company's products. License fee expense was $162,096 and $435,890 for the three-months ended March 31, 2001 and 2000, respectively. License fee expense was $1,046,082 and $1,587,984 for the nine-months ended March 31, 2001 and 2000, respectively.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of certain of the Company's financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values.

      ACCOUNTING PRONOUNCEMENTS - In 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." The bulletin had no impact on the Company's financial statements.

      In 1998, the Financial Accounting Standards Board (FASB) issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended, was adopted on July 1, 2000 and had no impact on the Company's reported financial position, results of operations or cash flows.

      CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

      RECLASSIFICATION - Certain fiscal 2000 amounts have been reclassified in order to conform to fiscal 2001 presentation.

2.    MARKETABLE SECURITIES

      The Company maintains various investments in federal agency notes which are classified as held-to-maturity and are reported at amortized cost in accordance with FASB Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities". All items mature within one year. The cost and market value of the investments are summarized below:


                                                                                            NET
                                                    AMORTIZED                            UNREALIZED
DESCRIPTION                                           COST              MARKET           GAIN (LOSS)

March 31, 2001 - Federal Agency Notes                $ 6,860,093        $ 6,864,720       $ 4,627
                                                     ============       ============      =======

June 30, 2000 - Federal Agency Notes                 $ 5,828,194        $ 5,831,140       $ 2,946
                                                     ============       ============      =======

March 31, 2000 - Federal Agency Notes                $ 5,205,258        $ 5,203,625       $(1,633)
                                                     ============       ============      ========

3.    OPERATING LEASES

      OPERATING LEASES - The Company leases its office facility in Norwood, Ohio. This operating lease, which began in March 1995 and expires in April 2002, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

      The annual minimum rent to be paid under the operating lease agreement for the facility in Norwood, Ohio is as follows:

      Period Ending March 31:
       2002                                    $233,816


      Rent expense for the leased office space was $93,341 and $83,875 for the three-month periods ended March 31, 2001 and 2000. Rent expense for the leased office space was $249,942 and $230,428 for the nine-month periods ended March 31, 2001 and 2000.

4.    CAPITAL STOCK AND INCOME PER SHARE

      The following schedule is a summary of the Company's shares of capital stock.

                                                                    COMMON                              IN
                                                AUTHORIZED          ISSUED          OUTSTANDING      TREASURY

Balance at March 31, 2001                          15,000,000        12,327,727        12,325,727        2,000
                                                   ===========       ===========       ===========       =====

Balance at June 30, 2000                           15,000,000        12,323,328        12,321,328        2,000
                                                   ===========       ===========       ===========       =====

Balance at March 31, 2000                          15,000,000        12,322,889        12,320,889        2,000
                                                   ===========       ===========       ===========       =====

      Income per common share was based on the weighted average number of common shares outstanding during each period. Accordingly, the sum of the individual quarters may not equal the year to date total.

      The Company's basic and diluted earnings per share were determined as follows:


                                      THREE-MONTHS ENDED                      THREE-MONTHS ENDED
                                         MARCH 31, 2001                          MARCH 31, 2000
                            --------------------------------------  --------------------------------------
                               INCOME        SHARES     PER SHARE      INCOME        SHARES     PER SHARE
                             (NUMERATOR)  (DENOMINATOR)  AMOUNT      (NUMERATOR)  (DENOMINATOR)  AMOUNT
BASIC EPS

Income (loss) available to
  common stockholders          $ (561,308)   12,325,727   $ (0.05)      $ 504,512    12,316,307    $ 0.04

EFFECT OF DILUTIVE SECURITIES

Stock options                                                                           817,777
                               ----------    ----------   -------       ---------    ----------    ------

DILUTED EPS

Income (loss) available to
  common stockholders
  and assumed conversions      $ (561,308)   12,325,727    $ (0.05)     $ 504,512    13,134,084    $ 0.04
                               ==========    ==========    =======      =========    ==========    ======

                                       NINE-MONTHS ENDED                       NINE-MONTHS ENDED
                                         MARCH 31, 2001                          MARCH 31, 2000
                            --------------------------------------  --------------------------------------
                               INCOME        SHARES     PER SHARE      INCOME        SHARES     PER SHARE
                             (NUMERATOR)  (DENOMINATOR)  AMOUNT      (NUMERATOR)  (DENOMINATOR)  AMOUNT
BASIC EPS

Income (loss) available to
  common stockholders          $ (385,081)   12,324,128  $ (0.03)    $ 2,032,360    12,308,304    $ 0.17

EFFECT OF DILUTIVE SECURITIES

Stock options                                                                          691,978
                               ----------    ----------  -------     -----------    ----------    ------

DILUTED EPS

Income (loss) available to
  common stockholders
  and assumed conversions      $ (385,081)   12,324,128  $ (0.03)    $ 2,032,360    13,000,282    $ 0.16
                               ==========    ==========  =======     ===========    ==========    ======



      Stock options representing 991,513 shares for the three-months ended March 31, 2001 were not included in computing diluted earnings per share because their effects were antidilutive. Stock options representing 664,842 shares for the nine-months ended March 31, 2001 were not included in computing diluted earnings per share because their effects were antidilutive.

5.    STOCK OPTION PLAN

      During 1994, the Board of Directors approved a plan providing for the granting, to employees, options for the purchase of a maximum of 1,500,000 shares of common stock. In 1996, the plan was amended to provide for non-employee eligibility. In 1999, the plan was amended and restated to include in one document all previous amendments and other non-material changes designed to improve the operation of the plan and to reserve an additional 1,000,000 shares for issuance under the plan. Excluding the options granted in February 1994, all options have been granted at an exercise price equal to the fair market value at the date of grant and become exercisable equally over a period ranging from one to four years. The February 1994 options were granted at a price below fair market value at the date of grant and were subsequently adjusted to market. The 1994 options granted became exercisable equally over a two-year period. All options expire at the end of ten years from the date of grant or are subject to the performance provisions of specific grants.

      The Company has adopted the disclosure only provision of SFAS No. 123 and applies APB Opinion No. 25 in accounting for its stock options. Proforma disclosure reflecting the financial impact of compensation cost for stock option grants made in fiscal years 2000 and 1999, determined using the fair value method consistent with SFAS No. 123, were presented in the footnotes to the 2000 annual report.

6.    INCOME TAXES

      Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

      Deferred taxes consist of the following:


                                                                     2001            2000               2000
Current deferred tax asset - Deferred revenue
  and other                                                       $ 542,271        $ 584,067         $ 379,637
                                                                  ==========       ==========        =========
Non-current deferred tax asset - Carryforwards
  and other credits                                               $ 855,752        $ 416,237         $ 376,501
Non-current deferred tax liability - Deferred
  software development costs and other                             (698,659)        (500,059)         (470,862)
                                                                  ---------        ---------         ---------

Net non-current deferred tax asset                                $ 157,093        $ (83,822)        $ (94,361)
                                                                  =========        =========         =========

      The provision (benefit) for income taxes for the three-months and nine-months ended March 31, 2001 and 2000 consists of the following:


                                                       FOR THE THREE-MONTHS                   FOR THE NINE-MONTHS
                                                          ENDED MARCH 31,                        ENDED MARCH 31,
                                                    --------------------------             --------------------------
                                                       2001             2000                  2001             2000
Current provision (benefit)                         $ (50,805)       $ 136,062             $ (72,747)       $ 302,193
Deferred provision (benefit)                         (317,807)         205,493              (215,978)         897,794
                                                    ---------        ---------             ---------        ---------
           Total                                     (368,612)         341,555              (288,725)       1,199,987
Decrease in the valuation allowance                                   (215,430)                              (609,114)
                                                    ---------        ---------             ---------        ---------

Income tax expense (benefit)                        $(368,612)       $ 126,125             $(288,725)       $ 590,873
                                                    =========        =========             =========        =========



      The primary differences between the statutory rate for federal income tax and the effective income tax rate are the utilization of research and development credits to reduce the income tax liability. At March 31, 2001, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of approximately $335,000 which will begin to expire in 2009.

7. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("CANADIAN GAAP AND U.S. GAAP")

      These condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

      During the periods ended March 31, 2001 and 2000, differences between Canadian GAAP and U.S. GAAP arose as a result of depreciation. For U.S. GAAP purposes, furniture and fixtures, equipment, leasehold improvements, and computer equipment are depreciated over useful lives of seven, five, two, and three years, respectively, using an accelerated method. For Canadian GAAP purposes, furniture and fixtures, equipment, leasehold improvements, and computer equipment are to be depreciated over useful lives of five, three, two, and three years, respectively, using a straight-line method. The difference in methodology results in a reported U.S. GAAP net income in excess of Canadian GAAP of $36,835 and $23,551 for the periods ended March 31, 2001 and 2000, respectively. The difference does not have a material effect on the earnings per share calculation for either period.

                                   * * * * * *



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